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Exhibit 11

                    NAI TECHNOLOGIES, INC. AND SUBSIDIARIES
                                 (In thousands)


--------------------------------------------------------------------------------------
                                                                  Three Months Ended
                                                               March 28,     March 29,
                                                                 1998          1997
--------------------------------------------------------------------------------------
Net Income (loss)                                                  $174          $379

Average shares of common stock outstanding during the period      9,155         9,028
                                                               --------       --------
Basic Earnings per share                                          $0.02         $0.04
                                                               ========       ========

Net Income (loss)                                                   174           379
Interest on Convertible Debt (Net of Taxes)                           0             0
Amortization of OID (Net of Taxes)                                    0             0
Amortization of Deferred Debt Expense (Net of Taxes)                  0             0
                                                               --------       --------
Adjusted Net Income                                                 174           379
                                                               ========       ========

Average shares of common stock outstanding during the period      9,155         9,028
Incremental shares from assumed exercise of stock options, stock
   warrants & employee stock purchase plan                            2         1,171
Dilution from Convertible Debt                                        0             0

Total shares used to calculate diluted EPS                        9,157        10,199
                                                               --------       -------
Diluted earnings per share                                        $0.02         $0.04
                                                               ========       =======


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